EXHIBIT 99.1
News Release Investor Contact: Cindi Buckwalter, (212) 878-1831 Media Contact: Michael Landau, (212) 878-1840

Minerals Technologies Provides Update on Second Quarter 2019 Outlook; Implements Restructuring and Cost Savings Program
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Summary:
•	Operations Temporarily Impacted by Rail Traffic Limitations in the Western United States
•	Weaker Market Demand Affecting Several Product Lines
•	Restructuring Program Implemented; Expected to Deliver Annualized Savings of $12 Million Beginning in the Third Quarter

NEW YORK, June 20, 2019 —Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today announced that it is adjusting its second quarter 2019 outlook due to several factors. First, shipments out of the Company’s facilities in the Western United States have been temporarily impacted by flooding-related rail infrastructure issues since early June that have required the logistics provider to cease all railroad traffic. MTI has communicated with its affected customers and is working diligently to minimize supply chain disruptions, which are expected to last at least 30 days. In addition, the Company is also experiencing slowing demand in the U.S. Metalcasting market, as well as generally weaker demand in China and Europe.

As a result of the supply chain disruptions and softening market demand affecting several product lines, the Company now anticipates second quarter 2019 sales and operating income to be lower than previously communicated. MTI currently expects second quarter reported earnings per share to be between $0.70 and $0.80, or between $1.00 and $1.10, excluding special items.

Douglas T. Dietrich, Chief Executive Officer, stated, “Rail traffic limitations caused by severe flooding have temporarily affected our U.S. Bentonite shipments. Furthermore, the strong demand we saw in March and April changed rapidly in May and further in June, primarily in U.S. automotive, heavy truck and agricultural equipment, leading to lower volumes in our U.S. Metalcasting business. We are also experiencing weaker demand across our China and European markets. These factors have contributed to our reduced outlook for the second quarter.”

The Company has also initiated a cost savings program, primarily through workforce reductions, to address the demand environment and improve profitability. The pre-tax annualized savings from the program will be approximately $12 million, beginning in the third quarter of 2019 and achieving full run-rate in the first half of 2020. A pre-tax charge of approximately $12 million will be recorded in the second quarter of 2019. The Company will provide additional details in the coming quarters as part of its regular earnings reporting cycle.

Mr. Dietrich added, “Given the current demand environment, we believe these restructuring actions are prudent and necessary. We are better positioning our business to adjust to our customers’ needs and reducing costs to effectively manage through a more uncertain global market outlook. Through these changing conditions we continue to focus on our growth strategy of geographic expansion, new product development and acquisitions.”

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Minerals Technologies will release results for its second quarter ended June 30, 2019 on Thursday, August 1, 2019 after the market close. The Company will host a conference call on August 2, 2019 at 11 a.m. Eastern Time to discuss its second quarter financial results. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on August 2, 2019.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2018 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

Regulation G Reconciliation

To supplement the Company's financial information presented in accordance with GAAP, the following is a presentation of the Company's estimated non-GAAP earnings per share, excluding special items, for the quarterly period ended June 30, 2019, and a reconciliation to estimated reported earnings per share for such period. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Second Quarter 2019
	EPS Range
	Low	High
Estimated Net Income attributable to Minerals Technologies Inc. (MTI)	$0.70	$0.80
Special items:
Restructuring and Impairment, net of tax	0.25	0.25
Refractories Customer Bankruptcy, net of tax*	0.05	0.05

Adjusted Net Income attributable to Minerals Technologies Inc. (MTI), excluding special items	$1.00	$1.10

* As a result of the bankruptcy of British Steel Limited, MTI expects to reserve for this customer's unsecured accounts receivable.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.808 billion in 2018. For further information, please visit our website at www.mineralstech.com. (MTI-E)